CERTIFICATE OF DESIGNATION
                                       FOR
                 CLASS D REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                       OF
                           BAYWOOD INTERNATIONAL, INC.

         This Certificate of Designation sets forth the rights, powers, privileges, and preferences of a new series of Preferred Stock of BAYWOOD INTERNATIONAL, INC. ("BAYWOOD") designated "Class D Redeemable Convertible Preferred Stock" (Class D Stock) issuable from and after the filing of this Certificate of Designation with the Secretary of State of Nevada. The new series of Class D Stock of BAYWOOD shall have the following rights, powers, privileges, and preferences:

1.  NUMBER OF SHARES:         2,000,000 shares

2.  PAR VALUE PER SHARE:      The Class D Stock shall have a par value of $1.00
                              per share.

3.  VOTING RIGHTS:            The Holders of Class D Stock shall have no voting
                              rights except as provided by law.

4.  DIVIDEND PREFERENCE:      The Holders of Class D Stock shall share ratably
                              with the Common Stock and shall have no preference or priority over the Common Stock with respect to cash and stock dividends as the same may be declared and paid from time to time out of funds legally available therefor.

5.  LIQUIDATION PREFERENCE:   Upon the occurrence of the dissolution,
                              liquidation, or bankruptcy of BAYWOOD, the Holders of Class D Stock shall be paid $1.00 for each share of Class D Stock then issued and outstanding plus 12% per year from the date of issuance of each share of Class D Stock through the date of such event, before the holders of any outstanding shares of Class A Preferred Stock, Class B
                              Preferred Stock, Class C Preferred Stock, Common
                              Stock or other securities of Baywood receive any amount. If the assets to be distributed are insufficient to pay the Holders of Class D Stock in full, then the assets available for such payment shall be paid pro rata to the Holders of the Class D Stock where no payment shall be made to the holders of any other securities of Baywood.

6.  REDEMPTION RIGHTS:        At its sole discretion, BAYWOOD will either redeem
                              or convert the Class D Stock on or before the first annual anniversary of the date of issuance of each share of Class D Stock, by giving written
                              Notice of Redemption or Notice of Conversion to the Holders. It may redeem or convert in whole or in part, but it must do so pro rata. On
                              Redemption, each share of Class D Stock would receive:

                              (1) $1.00 per share in cash;  PLUS

                              (2) 12% annual return on $1.00 in cash; PLUS
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                              (3) an amount of shares of Common Stock equal to
                              18% annual return times $1.00 divided by the average 20-day closing market price for the Common Stock immediately before the Date of Redemption; PLUS

                              (4) an amount of Common Stock Purchase Warrants covering the same number of shares of Common Stock as are issuable upon redemption, exercisable for 24 months at 150% of the same 20-day average closing market price before Date of Redemption.

7.  CONVERSION RIGHTS:        At its sole discretion, BAYWOOD will either redeem
                              or convert the Class D Stock on or before the first annual anniversary of the date of issuance of each share of Class D Stock, by giving written
                              Notice of Redemption or Notice of Conversion to the Holders. It may redeem or convert in whole or in part, but it must do so pro rata. On
                              Conversion, each share of Class D Stock would receive:

                              (1) that number of shares of Common Stock equal to $1 divided by .85 times the 20-day closing market price for the Common Stock; PLUS

                              (2) the number of shares of Common Stock equal to $1 times 30% annual return on $1.00 divided by 85% of the same average 20-day closing market price of the Common Stock; PLUS

                              (3) an amount of Common Stock Purchase Warrants covering the same number of shares of Common Stock issuable upon Conversion, exercisable for 24 months at 150% of the 20-day average market close before the Date of Conversion.

                              Provided in both the issuance of the Common Stock and the issuance of the Common Stock Purchase Warrants and shares issuable upon the exercise of such Warrants, no fractional shares will be issued and all resulting fractional shares will be rounded up to the next whole share.

LIMITATION ON CONVERSION OR
  REDEMPTION RIGHTS:          The rights of any holder of Class D Stock pursuant
                              to a conversion or redemption of any Class D Stock
                              shall be expressly limited as follows: In no event
                              shall any holder of Class D Stock be entitled,
                              upon conversion or redemption, to receive more
                              than three (3) shares of Common Stock and Common
                              Stock Warrants to purchase more than three (3)
                              shares of Common Stock for each share of Class D
                              Stock redeemed or converted. This limitation of
                              the total number of shares of Common Stock
                              issuable upon redemption or conversion shall be
                              subject to pro rata adjustment in the event the
                              number of issued and outstanding shares of Common
                              Stock on the date of issuance of each share of
                              Class D Stock increases or decreases thereafter
                              through any stock split, reverse stock split or
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                              otherwise. For example, in the event of a three
                              for one reverse stock split, a share of Class D
                              Stock would be convertible or redeemable into a maximum of one (1) share of Common Stock and a Common Stock Warrant to purchase one (1) share of Common Stock.

                              This limitation could reduce the total number of shares issued pursuant to the formulas set forth in the above sections on Redemption and Conversion in the event that the 20-day average market close, prior to any dilution of the Common Stock from any stock split or otherwise, is less than $.51. For example, in the event of a conversion where the 20-day average market close, prior to any such dilution, is $.50, while the formula for conversion would provide a holder of 25,000 shares of Class D Stock with 76,471 shares of Common Stock and Common Stock Warrants to purchase 76, 471 shares of Common Stock, such shareholder would actually receive only 75,000 shares of Common Stock (3 shares of Common Stock per each share of Class D Stock) and Common Stock Warrants to purchase 75,000 shares of Common Stock. Such shareholder would have no rights to any additional shares of Common Stock.

                              Baywood can provide no assurances that the stock price will reach $.51 in the next year.

8. ANTI-DILUTION PROTECTION:  The number of shares into which the Class D Stock is convertible and the number of shares issuable upon the exercise of Common Stock Purchase Warrants is subject to pro rata adjustment in the event the number of issued and outstanding shares of Common Stock on the date of issuance of each share of Class D Stock on a fully diluted basis increases or decreases thereafter, excluding shares of Common Stock and other securities convertible into Common Stock of Baywood issued in connection with the acquisition of the assets or stock of any other business entity; provided, however, in no event shall the number of shares of Common Stock issuable by reason of conversion, redemption or exercise of Common Stock Purchase Warrants be more than 12,000,000. There could be limitations on the number of shares of Common Stock issued upon conversion that would yield a return less than that outlined above. At a maximum issuable share amount of 12,000,000 shares of Common Stock, the average 20- day closing market price could be no less than $.51 per share. The limitation would then take effect.